Exhibit 99.1

Volt Information Sciences Reports Second Quarter Results

NEW YORK--(BUSINESS WIRE)--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company’s second quarter and six months ended April 27, 2008.

Volt will conduct a conference call webcast at 11:00 a.m. (EDT) today to discuss second quarter results. The conference call dial-in number is 1-800-369-1121 (domestic) or 1-210-234-0001 (international), passcode: Second Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.

Attached is a summary of the Company’s results of operations and the notes thereto. The notes are an integral part of the summary.

SECOND QUARTER FISCAL 2008 RESULTS

For the second quarter of fiscal 2008 ended April 27, 2008, the Company reported net income of $3.4 million, or $0.15 per share, compared to net income of $6.4 million, or $0.28 per share, in the fiscal 2007 second quarter. Net sales for the 2008 quarter increased to $621.0 million, compared to $568.2 million in last year’s comparable quarter.

SIX MONTHS - FISCAL 2008 RESULTS

For the first six months of fiscal 2008 ended April 27, 2008, the Company reported a net loss of $9.8 million, or $0.44 per share, compared to net income of $7.1 million, or $0.31 per share, in the fiscal 2007 six-month period. Net sales for the first six months of fiscal 2008 increased to $1.2 billion, compared to $1.1 billion in last year’s comparable period.

Included in the net loss for the six-month period was a charge of $12.2 million net of taxes, or $0.55 per share, (pretax charge of $19.3 million) to establish a reserve for certain costs included in inventory related to work performed and for additional costs expected to be incurred to complete that work under an installation contract in the Company’s Telecommunications Services segment.

Commenting on the results for the second quarter, Mr. Steven A. Shaw, President and CEO of Volt, stated “Continued margin pressure in Technical Staffing as well as cost overruns and start up costs on several of our newer outsourced projects were the primary factors that negatively affected the results of the quarter. In the first quarter, we took a charge to establish a reserve for certain costs included in inventory related to work performed and for additional costs expected to be incurred to complete the work under a single contract in the Telecommunication Services segment. The Company still believes that it is entitled to be compensated for amounts included in the reserve. The customer has recently agreed to start to pay for the non-reserved portion of the work in inventory. As a result, we should see a reduction in borrowings used to support these inventoried costs in the coming months. In addition, we are pleased to announce that we have closed on our renewed and amended securitization program arranged by PNC Bank which will continue to provide us with $200 million in financing, which will afford us ample capacity to support our future working capital needs.”

STAFFING SERVICES

The $22.4 million, or 5%, increase in net sales in the second quarter of fiscal 2008 from the comparable fiscal 2007 period was due to a $22.6 million increase in the Technical Placement division slightly offset by a $0.2 million decrease in the Administrative and Industrial division. The segment’s operating profit decreased by $7.7 million, or 55%, as a $0.1 million increase in the Administrative and Industrial’s operating profit was offset by a $7.8 million decrease in the Technical Placement’s operating profit. Despite the increase in sales, the operating profit of the Technical Placement division decreased due to losses on several VMC Consulting projects, lower mark-ups on certain large accounts and higher overhead due to start up costs for new projects.

COMPUTER SYSTEMS

The Computer Systems segment’s sales increase of $7.0 million, or 15%, in the second quarter of fiscal 2008 over the comparable 2007 period was primarily due to increases in the Maintech division’s IT maintenance sales of $3.5 million due to increased business, $6.3 million in revenue due to the acquisition of LSSi in the fourth quarter of fiscal 2007 and a $1.7 million increase in project and other revenue partially offset by a $4.5 million decrease in transaction revenue primarily due to a reduction of such services to a major customer as it utilizes less of a transaction fee pricing model and transitions to a maintenance-based model. The increase in operating profit of $0.3 million, or 7%, was attributable to the increased revenue generated by Maintech and LSSi substantially offset by lower margins and increased overhead on project revenue recognized in the current fiscal quarter.

TELEPHONE DIRECTORY

The Telephone Directory segment’s sales increase of $1.2 million, or 7%, for the second quarter of fiscal 2008 from the comparable 2007 period primarily resulted from an increase of $1.2 million, or 98%, in Uruguay printing revenue. The segment’s operating profit remained at $2.8 million as the increase in gross margins generated by the increased printing sales was offset by an increase in selling and administrative expenses. For the second quarter, DataNational’s same-book sales were down 10% from the previous year as a result of pricing pressure and the economy.

TELECOMMUNICATIONS SERVICES

The Telecommunications Services segment’s sales increase of $22.1 million, or 81%, in the second quarter of fiscal 2008 over the comparable 2007 period was due to increases of $21.5 million in the Construction and Engineering division and $0.6 million in the Network Enterprise Solutions division. The increased sales in the Construction and Engineering division in fiscal 2008 resulted from increased revenue from an installation contract, utility projects and government contracts. The increase in operating profit of $1.5 million was due to the increase in sales and higher margins on the utility projects and government contracts in the second quarter of fiscal 2008 partially offset by increased overhead to support the increase in sales.

GENERAL CORPORATE EXPENSES

The decrease in General Corporate expenses compared to the 2007 quarter resulted from a reduction in amortization of the corporate enterprise resource planning system software and communication expenses.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, excluding restricted cash, was $47.4 million at the end of the quarter. At April 27, 2008, the Company had sold a participating interest in accounts receivable of $140.0 million under its securitization program and had the ability to finance an additional $60.0 million under the facility. On June 3, 2008, the Company’s securitization program, which was previously with a Mellon Bank sponsored conduit and due to expire within the next year, has been transferred to a multi-buyer program administered by PNC Bank. The amended $200.0 million program has a five-year term (subject to 364 day liquidity) and uses the existing special purpose entity (Volt Funding Corp) to continue to sell pro-rata shares of trade accounts receivable to the two commercial paper conduits (Market Street Funding, a PNC Bank affiliate, and Relationship Funding, a Fifth Third Bank affiliate). The securitization program is not an off-balance sheet arrangement as Volt Funding Corp. is a 100% owned consolidated subsidiary of the Company.

In addition, the Company may borrow under a $42.0 million five-year unsecured revolving credit facility (“Credit Facility”) and the Company’s wholly owned subsidiary, Volt Delta Resources (“Volt Delta”), may borrow under a separate $100.0 million revolving secured credit facility (“Delta Credit Facility”). At April 27, 2008, the Company had no borrowing under its Credit Facility while Volt Delta had borrowed $71.4 million under the Delta Credit Facility.

On June 2, 2008, the Company’s Board of Directors authorized the repurchase of up to one million five hundred thousand (1,500,000) shares of the Company's common stock from time to time in open market or private transactions at the Company's discretion, subject to market conditions and other factors. The timing and exact number of shares purchased will be at the Company's discretion and will depend on market conditions and is subject to institutional approval for purchases in excess of $11.6 million in fiscal year 2008 under the terms of the Company's credit agreements. This stock buyback program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

(Tables Follow)

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF OPERATIONS
(UNAUDITED)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007
	(In thousands, except per share data amounts)

Net sales	$620,980	$568,202	$1,211,473	$1,117,001

Income (loss) before minority interest and income taxes	$5,764	$10,652	($15,258)	$11,852
Minority interest	44	-	77	-
Income (loss) before income taxes	5,808	10,652	(15,181)	11,852
Income tax (provision) benefit	(2,438)	(4,259)	5,343	(4,732)
Net income (loss)	$3,370	$6,393	($9,838)	$7,120

	Per Share Data

Net income (loss) - basic and diluted	$0.15	$0.28	($0.44)	$0.31

Weighted average number of shares outstanding - basic	21,991	23,181	22,146	23,171
Weighted average number of shares outstanding - diluted	22,016	23,232	22,146	23,221
(Notes Follow)

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	April 27,	April 29,	April 27,	April 29,
	2008	2007	2008	2007
Net Sales:	(Dollars in thousands)

Staffing Services -- Note A
Traditional Staffing	$491,771	$468,910	$960,342	$924,005
Managed Services	339,173	334,326	635,718	628,825
Total Gross Sales	830,944	803,236	1,596,060	1,552,830
Less: Non-Recourse Managed Services	(325,230)	(319,887)	(608,542)	(602,532)
Net Staffing Services	505,714	483,349	987,518	950,298
Telephone Directory	18,292	17,082	32,960	34,725
Telecommunications Services	49,240	27,169	96,443	48,550
Computer Systems	52,140	45,186	102,923	91,718
Elimination of inter-segment sales	(4,406)	(4,584)	(8,371)	(8,290)

Total Net Sales	$620,980	$568,202	$1,211,473	$1,117,001

Income (Loss) before Minority Interest and Income Taxes
Staffing Services	$6,225	$13,867	$11,694	$19,215
Telephone Directory	2,752	2,767	3,414	4,919
Telecommunications Services	1,896	383	(17,269)	(294)
Computer Systems	5,358	5,013	8,610	10,707
Total Segment Operating Profit	16,231	22,030	6,449	34,547

General corporate expenses -- Note B	(8,608)	(9,891)	(17,512)	(20,174)
Total Operating Profit (Loss)	7,623	12,139	(11,063)	14,373

Interest income and other (expense), net	(253)	(260)	(658)	(579)
Interest expense	(1,561)	(861)	(3,183)	(1,489)
Foreign exchange loss, net	(45)	(366)	(354)	(453)

Income (Loss) before Minority Interest and Income Taxes	$5,764	$10,652	($15,258)	$11,852
(Notes Follow)

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	April 27,	October 28,
	2008	2007
Assets	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$47,417	$40,398
Restricted cash -- Note A	33,746	25,482
Short-term investments	5,189	5,624
Trade receivables, net -- Note C	399,615	417,115
Inventories	48,268	59,950
Recoverable income taxes	10,518	-
Deferred income taxes	12,130	9,629
Prepaid and other assets	33,485	39,927
Total Current Assets	590,368	598,125

Property, plant and equipment, net	75,010	74,709
Insurance and other assets	3,352	6,648
Deferred income taxes	8,776	8,125
Goodwill	102,404	98,715
Other intangible assets, net	50,367	53,829
Total Assets	$830,277	$840,151

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable to bank	$78,117	$84,111
Current portion of long-term debt	656	510
Accounts payable	223,741	214,799
Accrued wages and commissions	59,433	64,049
Accrued taxes other than income taxes	25,805	22,440
Accrued insurance and other accruals	31,843	32,715
Deferred income and other liabilities	43,041	33,785
Income taxes payable	-	4,822
Total Current Liabilities	462,636	457,231

Long-term debt	12,416	12,316
Deferred income	2,505	-
Income taxes	937	-
Deferred income taxes	17,359	18,025
Minority interest	121	43
Stockholders’ Equity	334,303	352,536
Total Liabilities and Stockholders’ Equity	$830,277	$840,151
(Notes Follow)

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

A	-	Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

B	-	Segment operating profit (loss), a non-GAAP measure, is comprised of net sales less cost of sales (direct costs and overhead). In computing segment operating profit (loss), none of the following items have been added or deducted: general corporate expense; interest expense; fees related to sales of accounts receivable; interest income and income taxes.

General corporate expenses, a non-GAAP measure, consist of the Company's shared service centers, and include, among other items, enterprise resource planning, human resources, corporate accounting and finance, treasury, legal and executive functions. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within general corporate expenses as they are not directly allocable to a specific category.

C	-	Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $140.0 million and $120.0 million at April 27, 2008 and October 28, 2007, respectively. Accordingly, the trade receivables included on the April 27, 2008 and October 28, 2007 balance sheets have been reduced to reflect the participation interest sold.

CONTACT:
Volt Information Sciences, Inc.
Jack Egan/Ron Kochman, 212-704-2400
voltinvest@volt.com